Exhibit (e)(7)
     FIRST AMENDMENT TO
     EMPLOYMENT AGREEMENT
     WHEREAS, Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Peter Brandt (the “Executive”) are parties to that certain Employment Agreement, dated as of April 29, 2008 (the “Agreement”).
     WHEREAS, Section 19 thereof provides that it is intended that the provisions of the Agreement be construed in a manner consistent with Internal Revenue Code Section 409A (“Section 409A”).
     WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein to reflect such intent.
     WHEREAS, the Executive and the Company desire to amend the form of Waiver and Release attached to the Agreement as Exhibit C in order to clarify the intent thereof.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Executive and the Company hereby agree to amend the Agreement, effective April 29, 2008, as follows (the “Amendment”):
1.     Section 5.1 of the Agreement is hereby amended by adding the following to the end of the last paragraph thereof:
     “(such termination, an “Anticipatory Termination”).”
2.     Section 5.1 of the Agreement is hereby amended to include the following paragraph at the end of the last paragraph thereof:
“Notwithstanding anything herein to the contrary, in the event that the Executive’s employment terminates pursuant to this Section 5.1 in connection with a Change in Control that is not a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) or pursuant to an Anticipatory Termination, the Executive shall receive the Separation Compensation in the amount and in the manner set forth in Section 4.1 hereof, and the Change in Control Severance Amount shall be reduced by the aggregate amount of the Separation Compensation and the Executive shall receive the Termination Pro Rata Bonus and not the bonus in paragraph b. above; provided, that, if clause (b) of the immediately preceding paragraph applies, the additional amounts in excess of the amount of the Separation Compensation will be paid within thirty (30) days after the Change in Control, and if such Change in Control is not a 409A Change in Control, no such additional amounts shall be paid.”

     3.     The “subject” phrase in the first sentence of Section 4.1.b of the Agreement is hereby amended to read as follows:
“subject to the Executive’s execution (and non-revocation, if applicable) of the Company’s standard waiver and release in the form attached hereto as Exhibit C within 30 days after the date of termination,”.
     4.     Section 16 of the Agreement is hereby amended to add the following paragraph (e) to the end thereof:
“(e) Subject to any earlier time limits set forth in this Section 16, all payments and reimbursements to which the Executive is entitled under this Section 16 shall be paid to or on behalf of the Executive not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability, not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).”
5.     The Waiver and Release that is attached to the Agreement as Exhibit C is hereby amended to add the following paragraph to the end of Section 4 thereof:
“Notwithstanding anything herein to the contrary, this Agreement and the waiver and release of claims set forth herein shall not apply to any rights, claims or damages based on (i) the Executive’s eligibility for indemnification or advancement of legal fees in accordance with applicable laws or pursuant to any agreement or plan or the certificate of incorporation or bylaws of the Company, (ii) coverage under any director or officer liability insurance policy with respect to any liability the Executive incurred as any employee, officer or director of the Company or any related entity or a fiduciary of any benefit plan of the Company or any related entity, or (iii) the Executive’s rights under Section 16 of the Employment Agreement between the Executive and the Company, dated as of April 29, 2008.”
     Except as specifically amended and modified by this Amendment, the Agreement and the attachments thereto shall remain in full force and effect.

     If there is any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.
     IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

NOVEN PHARMACEUTICALS, INC.
by:	/s/ Jeff Mihm
	Name:	Jeff Mihm
	Title:	Vice President, General Counsel and Corporate Secretary

PETER BRANDT
/s/ Peter Brandt

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